Exhibit 10.7

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type of information that the company treats as private or confidential.

PATENT LICENSE AGREEMENT

THIS PATENT LICENSE AGREEMENT (this “Agreement”) is entered into as of the 3rd day of November, 2023, (the “Effective Date”) by and between Avior Inc. dba Avior Bio, a North Carolina corporation (the “Licensor”) and Tharimmune, Inc., a Delaware corporation (the “Licensee”). Licensor and Licensee may individually be referred to as a “Party” and collectively as the “Parties.”

BACKGROUND

Licensor is a clinical stage, pharmaceutical company advancing therapies in pruritus (itch) in chronic liver disease and atopic dermatitis.

Licensor owns all right, title and interest in and to the Licensed Patent Rights and Licensed Technology (each as defined below).

Licensee desires to license from Licensor, and Licensor desires to license to Licensee, the Licensed Patent Rights and Licensed Technology.

AGREEMENT

In consideration of the foregoing and the representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

“API” means the active pharmaceutical ingredient known as nalmefene.

“AV103” means the buccal film known as AV103 containing the API, that is the subject matter of IND 151315 filed with the FDA.

“AV104” means the buccal film known as AV104 containing the API, that is the subject matter of IND 152235 and IND 147007 filed with the FDA.

“Books and Records” shall mean all books, files, papers, agreements, correspondence, databases, data, records, manuals and other documentation information systems, programs, software, documents and records (regardless of medium, whether in physical or electronic format and stored in computer memory or other storage device).

“Business Day” means any day other than Saturday, Sunday and any day on which commercial banks in New York, NY are authorized by Law to be closed.

“Development,” with a correlative meaning for “Develop” and “Developing,” means with respect to a Licensed Product, all activities conducted after the date hereof relating to (a ) research and development in connection with seeking, obtaining or maintaining Regulatory Approval, (b) preclinical and clinical trials, toxicology testing, statistical analysis and publication and presentation of study results with respect to Licensed Product (collectively, “Development Activities”) and (b) obtaining, registering and maintaining Regulatory Approval of Licensed Products, including the reporting, preparation and submission of applications for Regulatory Approval (collectively, “Regulatory Activities”).“Drug Approval Application” shall mean any application for Regulatory Approval (including pricing and reimbursement approvals) required prior to any commercial sale or use of a pharmaceutical product in any country or jurisdiction in the Territory, including, without limitation, any NDA or MAA or any equivalent application filed with the FDA or any Foreign Regulatory Authority for Regulatory Approval (including pricing and reimbursement approvals) required prior to any commercial sale or use of a pharmaceutical product in any country or jurisdiction in the Territory.

“FDA” means the U.S. Food and Drug Administration.

“FDA Law” means the Federal Food, Drug, and Cosmetic Act, as amended (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.), as amended, and the regulations promulgated thereunder.

“Governmental Entity” means any federal, foreign, state, county, municipal, provincial or local governmental authority, court, judicial body, arbitration tribunal, government or self-regulatory organization, commission, tribunal or organization, or any regulatory, administrative or other agency, or any political or other subdivision, department, commission, board, bureau, branch, division, ministry, or instrumentality of any of the foregoing.

“Improvements” means any enhancement, invention or discovery created, identified, conceived, made or reduced to practice by or on behalf of Licensee, which constitutes an improvement to the subject matter of the Licensed Patent Rights or Licensed Technology.

“IND” shall mean an investigational new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed or to be filed with the FDA.

“Intellectual Property Rights” means any and all Patent Rights, copyrights, moral rights, rights in trademarks, trade secret and know-how rights, and any other form of intellectual property rights recognized in any jurisdiction throughout the world, including without limitation any applications and registrations for any of the foregoing.

“Knowledge” means the actual knowledge of Licensor and Niraj Vasisht after reasonable inquiry, including of those personnel having oversight over the relevant fact or matter.

“Law” means any applicable local, county, state, federal, foreign or other law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

“Liability” means, with respect to any Person, any debt, liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licensed Patent Rights” means all Patent Rights which are Controlled by Licensor as of the Effective Date or become Controlled by Licensor during the Term, to the extent necessary for the Development, manufacture, use or sale of the Licensed Products. The Licensed Patent Rights as of the Effective Date are listed in Exhibit A, attached hereto and made a part hereof. Exhibit A shall be updated immediately following the discovery by either party that a patent or patent application was inadvertently not listed on Exhibit A, and the exclusion of a patent or patent application from Exhibit A is not to be deemed a conclusive indication of whether that patent or application should not be considered a “Licensed Patent Right” for purposes of this Agreement.

“Licensed Product(s)” shall mean AV103 and/or AV104, as the context requires.

“Licensed Technology” means and includes all Technology, tangible or intangible, whether or not patentable, that (a) is related to any patent or patent application included in the Licensed Patent Rights, or (b) is necessary for Licensee to practice the licenses granted hereunder.

“Losses” means losses, liabilities, claims, fines, deficiencies, damages, penalties, taxes, payments and reasonable attorneys’ and accountants’ fees and disbursements.

“NDA” shall mean a new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) and all supplements filed with, and pursuant to the requirements of, the FDA, including all documents, data and other information concerning the applicable drug which are necessary to seek Regulatory Approval to market and sell a pharmaceutical product in the United States.

“Net Sales” shall mean the gross amounts actually received by Licensee, its Affiliates or Sublicensees for all AV104 sold by Licensee, its Affiliates or Sublicensees to Third Parties throughout the Territory, less any deductions allowed under U.S. G.A.A.P. to the extent not already taken, including, without limitation, the following amounts incurred or paid by Licensee, its Affiliates or Sublicensees with respect to sales of AV104:

(a) trade, cash and quantity discounts or rebates actually allowed or taken, including discounts or rebates to governmental or managed care organizations;

(b) reimbursements, credits or allowances actually given or made for rejection or return of previously sold AV104 (including Medicare and similar types of rebates);

(c) any charges for insurance, freight, and other transportation costs directly related to the delivery of AV104;

(d) any tax, tariff, duty or governmental charge levied on the sales, transfer, transportation or delivery of AV104 (including any tax such as a value added or similar tax or government charge) borne by the seller thereof, other than franchise or income tax of any kind whatsoever;

(e) amounts paid as distribution fees to Third Parties;

(f) any import or export duties or their equivalent borne by the seller;

(g) any amounts received in connection with conducting clinical trials;

(h) sales to government organizations, charitable non-governmental organizations, indigent programs and sales of AV104 at a loss or for materially reduced profit margins; and

“Net Sales” shall not include sales or transfers between Licensee and its Affiliates or Sublicensees, unless the AV104 is consumed by the Affiliate or Sublicensee. For the avoidance of doubt, Net Sales does not include any sales or transfers of AV103.

“MAA” shall mean an application filed with the relevant Foreign Regulatory Authorities in Europe seeking Regulatory Approval to market and sell any pharmaceutical product in Europe or any country or territory therein.

“Patent Rights” shall mean the rights and interests in and to issued patents and pending patent applications (including inventor’s certificates and utility models) in any country or jurisdiction within the Territory, including all provisionals, substitutions, continuations, continuations-in-part, divisionals, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, patents of addition thereof, PCTs and foreign counterparts.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or governmental entity.

“Regulatory Approval” shall mean any and all filings and approvals (including pricing and reimbursement approvals only in those jurisdictions requiring reimbursement approval required before marketing can commence), product and establishment licenses, registrations or authorizations of any kind of the FDA or any Foreign Regulatory Authority necessary for the development, pre-clinical and/or human clinical testing, manufacture, quality testing, supply, use, storage, importation, export, transport, marketing and sale of a pharmaceutical product (or any component thereof) in any country or other jurisdiction in the Territory. “Regulatory Approval” shall include, without limitation, any INDs, NDAs and drug master files.

“Regulatory Documentation” shall mean all applications, registrations, licenses, authorization and approvals (including all Regulatory Approvals), all correspondence submitted to or received from the FDA or any Foreign Regulatory Authority (including minutes and official contact reports relating to any communications with the FDA or any Foreign Regulatory Authority) and all supporting documents and data contained in any of the foregoing (including any INDs or foreign equivalents, any manufacturing facility validation and/or licensure, any Drug Approval Applications, orphan drug applications, and any other documents related to Regulatory Approvals) in Licensor’s possession or control.

“Sublicensee” shall mean any Third Party to whom Licensee grants a license or sublicense of some or all of the rights granted to Licensee under this Agreement.

“Technology” means and includes any and all know-how, methods, technology, manufacturing and production or business processes, proprietary information, protocols, schematics, specifications, techniques, Trade Secrets, discoveries, concepts, ideas, research and development, results, analysis, studies, CMC data, drug master files, compositions, designs, drawings, business and marketing plans and proposals, works of authorship, data collections, diagrams, formulae, graphs, inventions (whether or not patentable), algorithms, apparatuses, charts, databases, technical information (including, without limitation, structural and functional information), pre-clinical information, clinical information, and any and all proprietary chemical, pharmacological, toxicological, pre-clinical, clinical, assay, control and manufacturing data and materials, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries), whether patentable or not.

“Territory” shall mean all countries and jurisdictions of the world.

“Third Party” shall mean any Person other than Licensee, Licensor and their respective Affiliates.

“Trade Secrets” means know-how, trade secrets and other confidential or proprietary information, including any inventions, invention disclosures, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical information and data, business and financial information and data, customer lists, specifications, research and development information, technology and product roadmaps and databases.

“Valid Claim” shall mean a claim in an issued, unexpired patent or in a pending patent application within the Licensed Patent Rights that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost through an interference proceeding.

ARTICLE II
LICENSE

Section 2.1 License. On the terms and subject to the conditions set forth in this Agreement, Licensor hereby grants to Licensee during the Term an exclusive (including as to Licensor), sublicensable, transferable (in accordance with Section 11.5) right and license under the Licensed Patent Rights and Licensed Technology to Develop, have Developed, make, have made, use, have used sell, offer for sale, have sold, import, have imported, export, have exported, commercialize or have commercialized Licensed Products, and to practice the Licensed Technology in connection with the foregoing, in the Territory.

Section 2.2 Right to Sublicense. Licensee shall have the right to grant sublicenses to any Sublicensee to all or any portion of its rights under the license granted pursuant to Section 2.1 provided that the terms of the Sublicensee’s license agreement shall not contradict the terms of this Agreement and shall include or otherwise substantively incorporate the following provisions of this Agreement: Section 2.1, Section 3.7, Section 5.3, ARTICLE VII and Section 10.3.

ARTICLE III
PAYMENTS

Section 3.1 License Fees.

(a) In consideration of the licenses granted herein, Licensee will pay Licensor:

(i) $[*] in cash (the “Upfront License Fee”), in immediately available funds by wire transfer to the wire instructions of Licensor set forth on Exhibit B hereto, within ten (10) days following the date hereof; and

(ii) $[*] in cash (the “Deferred License Fee”), by wire transfer to the wire instructions of Licensor set forth on Exhibit B hereto, to be paid in four (4) equal installments of $[*] within ten (10) days of the end of each fiscal quarter following the date hereof.

(b) The Upfront License Fee, the Deferred License Fee and the Milestone Payments are subject to forfeiture and/or repayment pursuant to the indemnification provisions set forth in ARTICLE IX below.

Section 3.2 Milestone Payments.

(a) As a material inducement for Licensor to enter into this Agreement, Licensee shall pay the Development Milestone Payments, if any, pursuant to Exhibit C hereto (the “Development Milestone Payments”).

(b) As a material inducement for Licensor to enter into this Agreement, Licensee shall pay the Sales Milestone Payments, if any, pursuant to Exhibit D hereto (the “Sales Milestone Payments”, and, together with the Development Milestone Payments, the “Payments”) based on Net Sales of AV104.

Section 3.3 Royalties. As a material inducement for Licensor to enter into this Agreement, Licensee shall pay the Royalties, if any, pursuant to Exhibit E hereto (the “Royalties”) based on Net Sales of AV104.

Section 3.4 License or Sale Revenue. As a material inducement for Licensor to enter into this Agreement, Licensee shall pay to Licensor [*]% of any upfront payments (“Upfront Payments”) received by Licensee from the grant by Licensee of a sublicense of the Licensed Patent Rights to Develop, have Developed, make, have made, use, have used sell, offer for sale, have sold import, have imported, export, have exported, commercialize or have commercialized AV104. Notwithstanding the foregoing, Upfront Payments shall not include (i) purchases of Licensee’s equity or debt securities (to the extent not in excess of the fair market value thereof), (ii) advances for the post-license execution performance of research, development, or commercialization activities or patent prosecution or maintenance (to the extent such amount does not exceed the actual cost or amount thereof), (iii) issuances of a licensee’s equity securities (to the extent Licensee pays fair market monetary consideration therefor), or (iv) amounts paid for purchases of tangible goods or other assets.

Section 3.5 Payment Terms. Unless otherwise expressly provided in an Exhibit hereto, Licensee shall make any milestone and royalty payments owed to Licensor hereunder in arrears, within forty-five (45) days from the end of each calendar year in which the Net Sales giving rise to such payments are received by Licensee, or with respect to milestones, within forty-five (45) days of the date when such milestone was achieved. Each royalty payment shall be accompanied by a report specifying: Net Sales in each country’s currency; the royalties payable, including an accounting of deductions taken in the calculation of Net Sales; if any proceeds on Net Sales were received in currencies other than United States Dollars, the applicable exchange rate to convert from each country’s currency to United States Dollars under this Section 3.5; and the royalties payable in United States Dollars.

Section 3.6 Accounting. All payments hereunder shall be made in the United States in United States Dollars. Conversion of foreign currency to United States Dollars shall be made at the conversion rate existing in the United States (as reported in The Wall Street Journal) on the last Business Day of the quarter immediately preceding the applicable calendar quarter. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.

Section 3.7 Tax Withholding; Restrictions on Payment. All payments of royalties hereunder shall be made free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes (to the extent applicable). Licensee shall make any applicable withholding payments due on behalf of Licensor and shall provide Licensor upon request with such written documentation regarding any such payment as available to Licensee relating to an application by Licensor for a foreign tax credit for such payment with the United States Internal Revenue Service. If by law, regulations or fiscal policy of a particular country in the Territory, remittance of royalties in United States Dollars is restricted or forbidden, written notice thereof shall promptly be given to Licensor, and payment of the royalty shall be made by the deposit thereof in local currency to the credit of Licensor in a recognized banking institution reasonably designated by Licensor by written notice to Licensee. When in any country in the Territory the law or regulations prohibit both the transmittal and the deposit of royalties on sales in such country, royalty payments shall be suspended for as long as such prohibition is in effect and as soon as such prohibition ceases to be in effect, all royalties that Licensee would have been under an obligation to transmit or deposit but for the prohibition shall forthwith be deposited or transmitted, to the extent allowable.

ARTICLE IV

DEVELOPMENT AND COMMERCIALIZATION; REGULATORY ACTIVITIES

Section 4.1 Development and Commercialization. Licensee shall have full control and authority over the Development and commercialization of Licensed Products, including without limitation, (a) all pre-clinical Development Activities (including any pharmaceutical development work on formulations or process development relating to any Licensed Product), (b) all activities related to clinical trials (including all clinical studies), (c) all activities relating to manufacture and supply of all Licensed Products (including all required process development and scale up work with respect thereto), (d) all commercialization, marketing, promotion, sales, distribution, import and export activities relating to any Licensed Product, and (e) all activities relating to any regulatory filings, registrations, applications and Regulatory Approvals relating to any of the foregoing (including any INDs or foreign equivalents, any manufacturing facility validation and/or licensure, any Drug Approval Applications and any other Regulatory Approvals). Licensee shall own all data, results and all other information arising from any such activities under this Agreement, including without limitation, all regulatory filings, registrations, applications and Regulatory Approvals relating to Licensed Products (including any INDs or foreign equivalents, any Drug Approval Applications and any other Regulatory Approvals), and all of the foregoing information, documentation and materials shall be considered Confidential Information and Technology solely owned by Licensee (collectively, “Development IP”); provided that Licensee shall keep Licensor reasonably apprised of any Development IP. Licensee will keep Licensor reasonably informed of any actions or events related to the Development and commercialization of the Licensed Products that would reasonably be expected to give rise to a prospective claim by a Third Party or Governmental Entity.

Section 4.2 Regulatory Activities; FDA Communications. Licensee shall have the right to direct and control all Regulatory Activities following the Effective Date. Without limiting the foregoing, Licensee shall be responsible for communicating with the FDA regarding the Licensed Products and Licensor shall not initiate contact with the FDA regarding the Licensed Products without Licensee’s prior written consent, and shall not respond to any FDA inquiries regarding the Licensed Products without the prior written consent of Licensee. Licensor shall cooperate with and provide assistance to Licensee with respect to communications with the FDA and with responding to all requests for information from, and with making all required filings with, the FDA in respect of the Licensed Products, including the Licensed Product IND (as defined below).

ARTICLE V

FILING, PROSECUTION AND MAINTENANCE

Section 5.1 Rights to IND and IND Maintenance. Licensor hereby transfers and assigns to Licensee all right, title and interest in and to: (a) any IND and foreign equivalents related to the Licensed Products and (b) all data and information underlying such IND and foreign equivalents (including without limitation pre-clinical data, stability data and process data) (collectively, the “Licensed Product IND”). In connection with such transfer, Licensor shall: (i) submit or file all documents and information required to be submitted by Licensor, as the current owner of the Licensed Product IND; (ii) promptly after the Effective Date, provide to Licensee a complete copy of the Licensed Product IND, including all supplements, amendments thereto and reports and records that are required to be submitted or kept under applicable Law and all communications with FDA regarding the Licensed Product IND; and (iii) take all other actions imposed upon a current owner of an IND to transfer the Licensed Product IND to Licensee. In addition, Licensor shall provide to Licensee all data and information necessary for Licensee to comply with all requirements and obligations to the FDA with respect to the maintenance of the Licensed Product IND. Without limiting the generality of the foregoing, Licensor shall: (x) promptly communicate and deliver to Licensee all information that is necessary or reasonably useful in Licensee’s reasonable discretion for the maintenance of the Licensed Product IND; (y) provide such technical assistance as may be reasonably requested by Licensee from time to time, including without limitation relating to test methods, specifications, and impurity/degradation product identification; and (z) execute and/or deliver such documents, reports, and certificates (including, without limitation, any certificates of analysis) and take such action, as Licensee may reasonably request, to assist Licensee with the maintenance of the Licensed Product IND.

Section 5.2 Patent Filing, Prosecution and Maintenance. Licensee shall be responsible for preparing, filing, prosecuting, obtaining and maintaining, at its sole cost, expense and discretion, and using patent counsel selected by Licensee, all Licensed Patent Rights. Licensee will keep Licensor reasonably informed of the status of such filing, prosecution and maintenance.

Section 5.3 Notice of Infringement. If either Party learns of any actual, alleged or threatened infringement by a Third Party of any Licensed Patent Rights under this Agreement, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.

Section 5.4 Infringement of Patent Rights. Licensee shall have the first right (but not the obligation), at its own expense and with legal counsel of its own choice, to bring suit (or take other appropriate legal action) against any actual, alleged or threatened infringement of the Licensed Patent Rights. Licensor shall have the right, at its own expense, to be represented in any such action by Licensee by counsel of Licensor’s own choice; provided, however, that under no circumstances shall the foregoing affect the right of Licensee to control the suit as described in the first sentence of this Section 5.4. If Licensee does not file any action or proceeding against a material infringement within six (6) months after the later of (a) Licensor’s notice to Licensee under Section 5.3 above or (b) Licensee’s notice to Licensor under Section 5.3 above, then Licensor shall have the right (but not the obligation), at its own expense, to bring suit (or take other appropriate legal action) against such actual, alleged or threatened infringement, with legal counsel of its own choice, but shall not be permitted to settle any such suit without the prior consent of Licensee, which consent shall not be unreasonably withheld. Any damages, monetary awards or other amounts recovered, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken under this Section 5.4, shall applied as follows:

(a) First, to reimburse the Parties for their respective costs and expenses (including reasonable attorneys’ fees and costs) incurred in prosecuting such enforcement action;

(b) Second, to Licensee in reimbursement for lost sales (net of royalties) associated with Licensed Products and to Licensor in reimbursement for lost royalties owing hereunder based on such lost sales;

(c) Third, any amounts remaining shall be allocated as follows: (i) if Licensee is the Party bringing such suit or proceeding or taking such other legal action, one hundred percent (100%) to Licensee, (ii) if Licensor is the Party bringing such suit or proceeding or taking such other legal action, one hundred percent (100%) to Licensor, or (iii) if the suit or proceeding is brought jointly, fifty percent (50%) to each Party.

If a Party brings any such action or proceeding hereunder, the other Party agrees to be joined as party plaintiff if necessary to prosecute such action or proceeding, and to give the Party bringing such action or proceeding reasonable assistance and authority to file and prosecute the suit; provided, however, that neither Party shall be required to transfer any right, title or interest in or to any property to the other Party or any Third Party to confer standing on a Party hereunder.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Licensor hereby represents, warrants and covenants to Licensee that:

Section 6.1 Organization. Licensor is a corporation duly organized and validly existing under the Laws of the State of North Carolina.

Section 6.2 Authorization and Validity of Agreement. Licensor has all requisite organizational power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Licensor and the performance by it of its obligations hereunder has been duly authorized by all necessary organizational action of Licensor, and no other proceedings on the part of Licensor are necessary to authorize the execution, delivery or performance by Licensor of this Agreement. This Agreement has been duly executed and delivered by Licensor and constitutes Licensor’s valid and binding obligation, enforceable against Licensor in accordance with its terms.

Section 6.3 No Conflict or Violation. The execution, delivery, consummation and performance of this Agreement by Licensor does not and shall not: (a) violate any provision of Law applicable to Licensor, (b) violate or result in a breach of or constitute (with or without due notice or the passage of time, or both) a default under any agreement, instrument or understanding to which Licensor is a party or by which it is bound, or (c) require the consent, approval or authorization of any governmental or regulatory authority or other Third Party. Licensor has not granted and will not grant any licenses or other contingent or non-contingent right, title or interest under or relating to Licensed Patent Rights.

Section 6.4 Rights and Authority. Licensor is the sole and exclusive legal and beneficial owner of the entire right, title, and interest in and to the Licensed Patent Rights and Licensed Technology, and is the record owner of all patent applications and issued patents that are Licensed Patents Rights. Licensor has the full right and legal capacity to grant the rights granted to Licensee hereunder without the necessity of obtaining any consent or approval that has not already been obtained or otherwise violating the rights of any Third Party.

Section 6.5 Compliance with Law; FDA Regulatory.

(a) To the Knowledge of the Licensor, Licensor is, and has been, in compliance in all material respects with all applicable Laws in the jurisdictions in which Licensor conducts business including, as applicable (i) the requirement for and the terms of all necessary regulatory permits, (ii) establishment registration, (iii) payment of all establishment fees, (iv) Good Clinical Practices, (v) Good Manufacturing Practices, and (vi) recordkeeping and reporting requirements. Licensor is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator applicable to it, or any of Licensed Patent Rights, Licensed Technology or Licensed Products. Licensor has not received, at any time during the prior five (5) years from the date of this Agreement, any written notice from any Governmental Entity regarding any actual, alleged, or potential violation of, or failure to comply with, any Law applicable to Licensor in any material respect that in any way relates or may have an effect on any of Licensed Patent Rights, Licensed Technology or Licensed Products.

(b) To the Knowledge of the Licensor, Licensor holds all material registrations, reports, documents, permits or notices required to be filed, maintained or furnished under FDA Law and all other applicable local, state and federal laws and regulations of the relevant Governmental Entity in the jurisdictions in which Licensor performed any clinical trials involving the Licensed Products (“FDA Permits”). All FDA Permits are in full force and effect in all material respects and no suspension, revocation, cancellation or withdrawal of such FDA Permits is threatened and there is no reasonable basis for believing that such FDA Permits will not be renewable upon expiration or will be suspended, revoked, cancelled or withdrawn.

(c) Licensor has not received any written notice or communication from any Governmental Entity of any actual or threatened investigation, inquiry, or administrative, judicial or regulatory action, hearing, or enforcement proceeding against Licensor regarding any violation of applicable FDA Law. Licensor has no knowledge of any material obligation arising under an investigation, inquiry, or administrative, judicial or regulatory action, hearing, or enforcement proceeding by or on behalf of the FDA.

(d) In the last five (5) years, Licensor has not been party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order or other similar written agreement, in each case, entered into with or imposed by the FDA. Neither Licensor nor, to the Knowledge of the Licensor, any of its officers, employees or agents, or any manufacturer, distributor, or other entity in Licensor’s supply chain, has been or is currently disqualified or debarred, suspended, proposed for debarment or suspension, deemed non-responsible, or otherwise excluded from the award of contracts or from participating in any Federal healthcare programs by any Federal agency. Neither Licensor nor, to the Knowledge of the Licensor, any of its officers, employees, or agents has made an untrue statement of a material fact or a fraudulent statement to the FDA or failed to disclose a material fact required to be disclosed to the FDA, in each of the foregoing cases on behalf of the Licensor.

(e) To the Knowledge of the Licensor, no officer, employee or agent of the Licensor is or has been, or has been threatened to be: (i) debarred under FDA proceedings under 21 U.S.C. § 335a; (ii) disqualified under FDA investigator disqualification proceedings; (iii) subject to FDA’s Application Integrity Policy; or (iv) subject to any enforcement proceeding arising from material false statements to FDA pursuant to 18 U.S.C. § 1001. Licensor will provide written notice to Licensee immediately upon becoming aware that any officer, employee or agent of the Licensor is or has been, or has been threatened to be: (i) debarred under FDA proceedings under 21 U.S.C. § 335a; (ii) disqualified under FDA investigator disqualification proceedings; (iii) subject to FDA’s Application Integrity Policy; or (iv) subject to any enforcement proceeding arising from material false statements to FDA pursuant to 18 U.S.C. § 1001.

Section 6.6 Neither Licensor nor any of its managers, directors, officers, agents and employees have: (a) used any corporate funds of Licensor for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payments to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other U.S. or foreign Laws concerning corrupt payments applicable to its business or (c) made or received any other payment, contribution, gift, bribe, rebate, payoff or kick-back prohibited under any applicable Law. Neither Licensor nor to the Knowledge of the Licensor, any of its managers, directors, officers, stockholders, agents and employees is or has been the subject of any investigation, inquiry or enforcement proceeding by any Governmental Entity regarding any offense or alleged offense under anti-bribery, anti-corruption or anti-fraud Law in any jurisdiction and, no such investigation, inquiry or proceedings have been threatened. Licensor will provide written notice to Licensee immediately upon becoming aware that any of its managers, directors, officers, stockholders, agents and employees has become the subject of any such investigation, inquiry or proceeding.

Section 6.7 Intellectual Property.

(a) To the best of Licensor’s Knowledge, the Licensed Patent Rights have been properly filed and prosecuted and Licensor is not aware of any Third Party patent, patent application or other Intellectual Property Rights that would be infringed (i) by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in, or which constitutes, the Licensed Patent Rights or Licensed Technology, or (ii) by making, using, offering for sale, selling or importing Products. To the best of Licensor’s Knowledge, Licensor is not aware of any infringement or misappropriation by a Third Party of the Licensed Patent Rights or Licensed Technology.

(b) No proceedings (including for opposition, cancelation, revocation or rectification) are pending or, to the Knowledge of Licensor, threatened against Licensor or its Affiliates by any Person with respect to the ownership, validity, enforceability, scope, infringement, registration or use of the Licensed Patent Rights or Licensed Technology and all such intellectual property is subsisting, valid and enforceable and constitutes all of the intellectual property used or held for use by Licensor necessary to Develop, manufacture, commercialize, distribute, and sell, and otherwise commercialize and exploit Licensed Products in the Territory. The Licensed Patent Rights and Licensed Technology have not been infringed, nor are being infringed. To the extent that any Licensed Patent Rights or Licensed Technology has been developed, created, conceived or reduced to practice by any Third Parties, Licensor has obtained ownership of all such intellectual property. Licensor is not obligated to pay to any Person any royalties, licensing fees, commissions or other amounts in connection with the Licensed Patent Rights or Licensed Technology.

Section 6.8 Litigation. (a) There are no proceedings pending or, to the Knowledge of Licensor, threatened against Licensor or any of its assets related to the Licensed Patent Rights or Licensed Technology, (b) there are no unsatisfied judgments of any kind against Licensor or any of its assets related to the Licensed Patent Rights or Licensed Technology, and (c) Licensor is not subject to any outstanding judgment, order, or decree of any court or Governmental Entity related to the Licensed Patent Rights or Licensed Technology.

Section 6.9 Title. Licensor has good and marketable title to all of the Transferred Materials, free and clear of all liens and encumbrances.

Section 6.10 Condition and Sufficiency of Assets.

6.10.1 The Licensed Patent Rights and Licensed Technology together with the Transferred Materials (defined in Section 8.1 below) constitute all of the assets (including all Intellectual Property Rights), taken as a whole, as are sufficient or necessary or reasonably useful to make, have made, use, have used, sell, offer for sale, have sold, import, have imported, Develop, have Developed, commercialize, and have commercialized the Licensed Products.

6.10.2 Exhibit F contains a complete and accurate list of all finished product inventories of Licensed Products, together with all expiration dates (“Finished Product”). All inventory of Finished Products comply with all applicable Laws (including cGMPs) and quality agreements), are free from defects in material and workmanship, and meet all Finished Product specifications and certificates of analysis. The Finished Products are not, and at the time of delivery to Licensee, the Finished Products shall not be adulterated or misbranded within the meaning of the FDA Law, or equivalent regulations promulgated by the applicable Governmental Entity, as amended and in effect at the time of shipment. In the event of any breach of the foregoing warranty, Licensor shall at its own cost and expense, immediately replace any defective Finished Product with conforming Licensed Product, and in any event no later than sixty (60) days after notice to Licensor of such defect.

ARTICLE VII
CONFIDENTIAL INFORMATION

Section 7.1 Confidential Information. For purposes of this Agreement, “Confidential Information” means the Trade Secrets, other Technology and other information, whether written or oral and whether merely remembered or embodied in a tangible or intangible form, of a Party (the “Disclosing Party”), which the other Party (the “Receiving Party”) is provided or otherwise has access to and which is marked as, or that by its nature or circumstances of disclosure should reasonably understood to be confidential, proprietary, and/or trade secret information. The Receiving Party shall use the same standard of care in protecting Confidential Information as it would use to protect its own Confidential Information, but shall in no event use less than a reasonable standard of care. The Receiving Party shall not use the Disclosing Party’s Confidential Information for any purpose other than for the performance of its obligations or exercise of its rights under this Agreement and shall not disclose the Confidential Information to any Third Party except as permitted herein. The Receiving Party may disclose Confidential Information only to its affiliates, employees, consultants, contractors and suppliers (“Authorized Persons”) who have a need to know, provided that such Authorized Persons are bound by confidentiality obligations with respect to such information that are at least as stringent as those provided under this Section. The Receiving Party shall be responsible for any breach of this Section by its Authorized Persons.

Section 7.2 Exceptions. For purposes hereof, “Confidential Information” does not include information that: (a) was rightfully in the Receiving Party’s possession without restriction before disclosure hereunder; (b) was or becomes public knowledge through no fault of the Receiving Party; (c) was rightfully disclosed to the Receiving Party without restriction by a third party not bound by a confidentiality restriction; or (d) was independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information.

Section 7.3 Legal Disclosure. Neither Party may publicly disclose the existence or terms or any other matter of fact regarding this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may make such a disclosure (a) to the extent required by applicable Law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, or (b) to any investors, prospective investors, lenders and other potential financing sources who are obligated to keep such information confidential. In the event that such disclosure is required as aforesaid, the disclosing Party shall provide the other Party with notice beforehand and to coordinate with the other Party with respect to the wording and timing of any such disclosure.

Section 7.4 Equitable Relief. Each Party acknowledges that remedies at law may be inadequate to protect the other Party and his, her or its affiliates against any actual or threatened breach of this ARTICLE VII by such party. Without limiting any other rights or remedies available to such party, each Party will, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to obtain equitable relief from an actual or threatened violation of this ARTICLE VII, including specific performance and temporary or permanent injunctive relief. To obtain any such equitable relief, no Party will be required to post a bond or other security or prove actual damages.

ARTICLE VIII

TECHNOLOGY AND MATERIAL TRANSFER; INTELLECTUAL PROPERTY

Section 8.1 Material Transfer. As of the Effective Date, Licensor hereby irrevocably transfers and assigns to Licensee, free and clear of all liens and encumbrances, all of its right, title and interest in and to (a) any and all Finished Product inventories; (b) the Licensed Product IND and all Regulatory Documentation and correspondence with the FDA or other Regulatory Authority in the Territory and in the possession or control of Licensor and its Affiliates with respect to the Licensed Products, including tracking files, meeting minutes and strategy materials; and (c) all of Licensor’s Books and Records that embody or relate to the Licensed Products, including studies, reports, publications, correspondence and other similar documents and records, whether in electronic form or otherwise (collectively, the “Transferred Materials”). Promptly following the Effective Date, Licensor will deliver to Licensee (i) the Transferred Materials and (ii) all pre-clinical and clinical data and information and other tangible Licensed Technology.

Section 8.2 Technology Transfer. Without limiting Section 8.1, in order to enable Licensee to exercise its rights in the Licensed Patent Rights and Licensed Technology, Licensor will promptly provide to Licensee all necessary cooperation and assistance reasonably requested by Licensee in connection with transferring any Licensed Patent Rights, Licensed Technology and the Licensed Product IND. The foregoing may include providing Licensee access to Niraj Vasisht in order for Licensee to ask questions and causing its employees to furnish to Licensee such information as Licensee may reasonably request from time to time. In any event, the technology transfer shall be completed within sixty (60) days after the Effective Date hereof.

Section 8.3 Intellectual Property. Subject to the terms of this Agreement, Licensee shall be the sole and exclusive owner of (a) the Licensed Product IND; (b) the Development IP and (c) any and all Improvements or other derivatives of the Licensed Patent Rights or Licensed Technology, and all Patent Rights or other Intellectual Property Rights therein.

Section 8.4 Retained Rights. Subject to the other terms of this Agreement, Licensor retains the right to use the Licensed Technology and practice the Licensed Patent Rights to Develop, have Developed, make, have made, use, have used, sell have sold, offer for sale, import, have imported, export and have exported any product that does not contain the API. For clarity, Licensor, its Affiliates and sublicensees shall not during the Term Develop, have Developed, make, have made, use, have used, sell have sold, offer for sale, import, have imported, export and have exported any product containing the API.

Section 8.5 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) (collectively, “Transfer Taxes”) incurred in connection with the sale of the Transferred Material under this Agreement shall be borne and paid by the Licensor.

ARTICLE IX
INDEMNIFICATION

Section 9.1 Indemnification by Licensor. Subject to the applicable provisions of this ARTICLE IX, Licensor shall indemnify and hold harmless Licensee and its successors, assigns and affiliates, and their respective shareholders, partners, employees, managers, officers, directors representatives and agents (collectively, the “Licensee Indemnified Parties”) from and against any Losses incurred by or imposed upon such Licensee Indemnified Parties, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters (but excluding any patent infringement matters, which are governed by ARTICLE V above) (“Claims”), directly or indirectly arising from or relating to:

(a) The breach of any of the representations or warranties of Licensor contained in this Agreement.

(b) The breach or failure to perform by Licensor of any of its respective covenants or obligations contained in this Agreement.

(c) A claim that any manufacture, use, sale, offer for sale or importation of any Licensed Product in the Territory, or the exercise of any rights or privileges by Licensee granted to it under this Agreement, infringes any patent or other Intellectual Property Right of any Third Party.

Section 9.2 Indemnification by Licensee. Licensee shall indemnify and hold harmless Licensor and its successors, assigns, heirs and affiliates, and their respective shareholders, partners, employees, managers, officers, directors, representatives and agents (collectively, the “Licensor Indemnified Parties”) from and against any Losses incurred by or imposed upon such Licensor Indemnified Parties, or any of them, in connection with any Claim directly or indirectly arising from or relating to a breach by Licensee of any of its respective covenants or obligations contained in this Agreement and against any claim that any manufacture, use, sale, offer for sale or importation of any Licensed Product in the Territory, infringes any patent or other Intellectual Property Right of any Third Party to the extent that such claim is based on the Improvements.

Section 9.3 Indemnification Procedure. In the event that a Party (as the “Indemnified Party”) is seeking indemnification under this ARTICLE IX from a Party (the “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party of such claim upon the Indemnified Party receiving notice of the Claim; provided, any failure to so notify the Indemnifying Party shall not release the Indemnifying Party of its obligation to indemnify the Indemnified Party hereunder, except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party shall permit the Indemnifying Party to assume direction and control of the defense of the Claim and shall reasonably cooperate as requested (at the expense of the Indemnifying Party) in the defense of the Claim; provided, the Indemnifying Party may not settle any Claim without the prior written consent of the Indemnified Party, which consent shall not be withheld or delayed unreasonably, unless such settlement involves only the payment of monetary damages, contains a release in favor of the Indemnified Party, and does not admit any fault or wrongdoing on the part of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Claim with counsel of its own choosing, at its expense.

Section 9.4 Offset Rights. Licensee shall have the right to reduce any amount due and payable to Licensor by Licensee or any of its affiliates hereunder, including with respect to any deferred payments, milestones, royalties or license fees, by any or all amounts owed by Licensor hereunder, including as Licensor Indemnifying Party (each such amount, an “Offset Amount”), without limitation to any of Licensee’s other rights pursuant to this Agreement or Law.

ARTICLE X

Limitations on liability

In no event shall either Party’s liability to the other Party, in the aggregate, exceed $[*]; provided, however, that the foregoing limitation shall not apply in the case of a Party’s fraud, willful misconduct or gross negligence, or a Party’s breach of its confidentiality obligations under ARTICLE VII.

ARTICLE XI

TERM; TERMINATION

Section 11.1 Term. The term of this Agreement (“Term”) shall expire upon the expiration of the final payment obligation under ARTICLE III above. Upon the expiration of the Term of this Agreement, Licensee shall have a fully paid-up, irrevocable, freely transferable and sublicensable license in the Territory under the Licensed Patent Rights and Licensed Technology, to Develop, have Developed, make, have made, use, have used sell, offer for sale, have sold, import, have imported, export, have exported, commercialize or have commercialized any and all Licensed Products and to practice the Licensed Technology in the Territory.

Section 11.2 Termination.

(a) Licensee may terminate this Agreement at any time without cause, upon thirty (30) days’ prior written notice to Licensor along with payment of the next unpaid Development Milestone Payment (if any).

(b) Either Party may terminate this Agreement on written notice to the other Party if the other Party materially breaches any provision of this Agreement and fails to cure such breach within thirty (30) days after the breaching Party receives written notice thereof.

(c) Either Party may terminate this Agreement on written notice in the event that either Party (i) becomes insolvent or admits inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully dismissed or vacated within sixty (60) days; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

Section 11.3 Effect of Termination. On termination of this Agreement by Licensee pursuant to Section 11.2(a) or by Licensor pursuant to Section 11.2(b), the license granted pursuant to Section 2.1 shall terminate and all rights in the Licensed Patent Rights and Licensed Products shall revert back to Licensor. Licensee shall cooperate with and provide reasonable assistance to Licensor, at Licensor’s expense, with respect to transfer of all Licensed Patent Rights and the Licensed Product IND to Licensor.

Section 11.4 Survival. Any provision of this Agreement which, by its express terms or nature and context, is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration, including, without limitation: ARTICLE I, ARTICLE II, ARTICLE V, ARTICLE VII, ARTICLE IX, ARTICLE X, Section 11.3, Section 11.4 and ARTICLE XII.

ARTICLE XII
MISCELLANEOUS PROVISIONS

Section 12.1 Bankruptcy. All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. The Parties agree that Licensee may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, regardless of whether either Party files for bankruptcy in the United States or other jurisdiction subject to Licensee agreeing to perform its obligations under the Agreement in case of Licensee’s bankruptcy filing. The Parties further agree that, in the event Licensee elects to retain its rights as a licensee under such Code, Licensee shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to Licensee not later than the commencement of bankruptcy proceedings against Licensor, upon written request, unless Licensor elects to perform its obligations under the Agreement.

Section 12.2 Relationship of the Parties. For the purposes of this Agreement, the Parties are operating as independent contractors, and nothing in this Agreement will be construed as creating a partnership, franchise, joint venture, employer-employee or agency relationship.

Section 12.3 Expenses. Each Party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby.

Section 12.4 Equitable Remedies. In the event of any actual or threatened breach by Licensor of this Agreement, Licensee will, without limiting its other rights or remedies available to it, be entitled to immediate injunctive and other equitable relief, without posting bond or other security and without the necessity of showing actual monetary damages.

Section 12.5 Assignment. Neither this Agreement nor any interest hereunder is assignable in part or whole by any Party hereto without the prior written consent of the other Party, provided, however, that Licensee may assign this Agreement to an affiliate or to a successor by merger, consolidation or sale of all or substantially all of its assets. Subject to the foregoing, this Agreement will be binding upon the successors and permitted assigns of the Parties. Any assignment which is not in accordance with this Section 11.5 will be void and without effect.

Section 12.6 Governing Law; Venue. This Agreement is made in accordance with and will be governed and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws rules. Any disputes relating to this Agreement will be brought solely in the state or federal courts in New York, New York, and the Parties hereby expressly consent to the exclusive jurisdiction, venue and convenience of such courts.

Section 12.7 Notices. All notices and other communications hereunder will be in writing unless otherwise noted and will be deemed given if delivered personally, sent by facsimile transmission (only if receipt is verified by the receiving Party), sent by electronic mail transmission (only if receipt is verified by the receiving Party), or sent by express courier service. Such notices and communications shall be made to the addresses provided by each Party.

Section 12.8 Amendment. No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing with signatures certified by a notary public and signed by (i) a duly authorized representative of Licensee and (ii) a duly authorized representative of Licensor.

Section 12.9 Waiver. No provision of this Agreement will be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by the waiving Party or a duly authorized officer thereof.

Section 12.10 Severability. Whenever possible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 12.11 Headings/Governing Language. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any such section nor in any way affect this Agreement. The governing language for the interpretation of this Agreement will be the English language.

Section 12.12 Waiver of Jury. LICENSEE AND LICENSOR KNOWINGLY AND VOLUNTARILY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR THE RELATIONSHIP BETWEEN THE PARTIES HERETO.

Section 12.13 Voluntary Execution. Each Party acknowledges and agrees that such Party has carefully read all of the provisions of this Agreement, that such Party understands and has voluntarily accepted such provisions, and that such Party will fully and faithfully comply with such provisions.

Section 12.14 Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND SUCH PARTY HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

Section 12.15 Counterparts. This Agreement may be executed in counterparts with signatures certified by a notary public, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 12.16 Entire Agreement of the Parties. This Agreement and all schedules and exhibits attached hereto constitute and contain the complete, final and exclusive understanding and agreement of the Parties with respect to the subject matter hereof. This Agreement cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

LICENSOR:		LICENSEE:
AVIOR BIO, LLC		THARIMMUNE, INC.

By:	/s/ Niraj Vasisht	By:	/s/ Randy Milby
Name:	Niraj Vasisht	Name:	Randy Milby
Title:	President and Chairman of the Board	Title:	CEO

Exhibit A

Licensed Patent Rights

METHOD AND DEVICE OF TREATING CHRONIC KIDNEY DISEASE-ASSOCIATED PRURITUS
Country	Application No.	Filing Date
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
PHARMACEUTICAL ACTIVE-CONTAINING FILM DELIVERY DEVICE FOR ORAL TRANSMUCOSAL ADMINISTRATION
Country	Application No. / Patent No.	Filing Date
[*]	[*]	[*]
[*]	[*]	[*]

Licensor may extend to Licensee a limited license, for use solely with the Licensed Products, process-related Patent Rights not listed in this Exhibit A that are reasonably necessary for the Development, manufacture, use, or sale of the Licensed Products.

Exhibit B

Licensor Wire Instructions

Avior Inc.

221 James Jackson Avenue

Cary, NC 27513

c/o [*]

[*][*][*]

Routing Number:

Paper and Electronic: [*]

Wire: [*]

Account:

[*]

Exhibit C

Development Milestone Payments

Upon the completion of each applicable event set forth below (each, a “Development Milestone Event”, and together, the “Development Milestone Events”), Licensee shall pay to Licensor the payment amount and in the manner as set forth opposite each such Development Milestone Event (each, a “Development Milestone Payment”, and together, the “Development Milestone Payments”).

	Development Milestone Event	Development Milestone Payment

1.	[*]	$[*], in the form of cash or in the form of unregistered common stock of Licensee (valued using a 30-day VWAP of Licensee’s common stock traded on Nasdaq beginning on the date the milestone is publicly announced). For the avoidance of doubt, Licensor will have 10 days to elect whether to accept the payment in cash or stock. Notwithstanding the foregoing, if Licensee undergoes a Change in Control, any payment owed pursuant to this Development Milestone Event will be made in cash and not in stock.

2.	[*]	$[*], in the form of cash or in the form of unregistered common stock of Licensee (valued using a 30-day VWAP of Licensee’s common stock traded on Nasdaq beginning on the date the milestone is publicly announced). For the avoidance of doubt, Licensor will have 10 days to elect whether to accept the payment in cash or stock. Notwithstanding the foregoing, if Licensee undergoes a Change in Control, any payment owed pursuant to this Development Milestone Event will be made in cash and not in stock.

	Development Milestone Event	Development Milestone Payment

3.	[*]	$[*], in the form of cash or in the form of unregistered common stock of Licensee (valued using a 30-day VWAP of Licensee’s common stock traded on Nasdaq beginning on the date the milestone is publicly announced). For the avoidance of doubt, Licensor will have 10 days to elect whether to accept the payment in cash or stock. Notwithstanding the foregoing, if Licensee undergoes a Change in Control, any payment owed pursuant to this Development Milestone Event will be made in cash and not in stock.

4.	[*]	$[*] *

5.	[*]	$[*] *

6.	[*]	$[*] per indication, for up to two indications*

7.	[*]	$[*] *

For purposes for this Exhibit C, the term below shall have the following meaning:

“Change in Control” shall mean (a) any consolidation or merger of Licensee with or into any other corporation or entity, or any other corporate reorganization or similar transaction, in which the holders of outstanding voting securities of Licensee immediately prior to such consolidation, merger, reorganization or similar transaction hold, directly or indirectly, less than fifty percent (50%) of the outstanding voting securities of Licensee or of the surviving or resulting entity (or the power to direct or cause the direction of the management and policies of the surviving or resulting entity) immediately after such consolidation, merger, reorganization or similar transaction; or (b) any transaction or series of related transactions as a result of which the holders of outstanding voting securities of Licensee immediately prior to such transaction or transactions hold, directly or indirectly, less than fifty percent (50%) of the outstanding voting securities of Licensee (or the power to direct or cause the direction of the management and policies of Licensee) immediately after such transaction or transactions.

If, at any time, Licensee reasonably believes that a particular development milestone will not be met, Licensee shall provide Licensor with notice of such belief, and Licensee and Licensor shall work together to update the development milestone deadlines as mutually acceptable to both parties (the “Development Milestone Extension”). For avoidance of doubt, if the Parties cannot in good faith come to a mutually acceptable extension date, the original milestone date shall remain in place.

* In the event of a Development Milestone Extension of Development Milestones 1, 2, or 3, or failure of Licensee to meet the milestone deadline, Licensee shall pay to Licensor [*] % of the Development Milestone Payment within five (5) Business Days of the date of such original milestone, which shall offset future Development Milestone Payments for that milestone (if any). In the event of a Development Milestone Extension of Development Milestones 4, 5, 6 or 7, or failure of Licensee to meet the milestone deadline, Licensee shall pay to Licensor [*]% of the Development Milestone Payment within five (5) Business Days of the date of such original milestone, which shall offset future Development Milestone Payments for that milestone (if any).

Exhibit D

Sales Milestone Payments

Upon the completion of each event set forth below (each, a “Sales Milestone Event”, and together, the “Sales Milestone Events”), Licensee shall pay to Licensor the payment amount set forth opposite such Sales Milestone Event.

Sales Milestone Event	Payment
Annual worldwide Net Sales greater than $[*] in any calendar year	$[*]
Annual worldwide Net Sales greater than $[*] in any calendar year	$[*]
Annual worldwide Net Sales greater than $[*] in any calendar year	$[*]
Annual worldwide Net Sales greater than $[*] in any calendar year	$[*]

For the avoidance of doubt, the Payments set forth above shall only be earned and paid in the first year in which the Sales Milestone Event is achieved. For illustrative purposes only, if Annual worldwide Net Sales are $[*] in 2024, Licensee shall pay to Licensor $[*] . If Annual worldwide Net Sales are $[*] in 2025, Licensor shall not be entitled to an additional $[*] . If, however, Annual worldwide Net Sales are $[*] in 2025, Licensee shall pay to Licensor $[*].

Exhibit E

Royalties

Licensee shall pay to Licensor, at the end of each calendar year during the Royalty Term, the following Royalties based on the Net Sales of Licensee in such calendar year:

Net Sales	Royalty Rate
Annual worldwide Net Sales is less than or equal to $[*]	[*] % of the Net Sales
Annual worldwide Net Sales is between $[*] and $[*]	[*] % of the Net Sales
Annual worldwide Net Sales is between $[*] and $[*]	[*] % of the Net Sales
Annual worldwide Net Sales is greater than $[*]	[*] % of the Net Sales

“Royalty Term” shall mean the period starting on the date hereof and ending, on a country-by-country basis, on the date which the last Valid Claim of an issued patent included in the Licensed Patent Rights covering AV104 expires in such country.

Notwithstanding the foregoing, upon the introduction of a generic agent of AV-104 to the marketplace, Licensee shall pay to Licensor [*]% of all Net Sales of AV-104 in lieu of the Royalties set forth above for a period of seven (7) years from the date of first introduction of such generic agent to the marketplace. If no generic is approved or brought to market, Licensor will continue to receive above (full) royalty payments for the Royalty Term.

●	One Royalty. Only one royalty, calculated at the highest applicable royalty rate under this Exhibit E, shall be payable to Licensor hereunder for each sale of AV104.

●	Reports. Each royalty payment shall be accompanied by a report specifying: Net Sales in each country’s currency; the royalties payable, including an accounting of deductions taken in the calculation of Net Sales; if any proceeds on Net Sales were received in currencies other than United States Dollars, the applicable exchange rate to convert from each country’s currency to United States Dollars; and the royalties payable in United States Dollars.

●	Anti-Stacking. In the event that in any royalty period, Licensee or any Affiliate or Licensee, in order to exploit AV104 in any country, actually makes royalty payments to one or more Third Parties (“Third Party Payments”) as consideration for a license to an issued patent or patents, in the absence of which AV104 could not legally be used or sold in such country, then Licensee shall have the right to reduce the royalties otherwise due to Licensor for AV104 in such country by [*] ([*] %) of such Third Party Payments. Notwithstanding the foregoing, such reductions shall in no event reduce such royalty for AV104 in any such country to less than [*] ([*]%) of the rates otherwise specified above.

●	Combination Products. In the event that AV104 under this Agreement is sold in combination with another active ingredient or component having independent therapeutic effect or diagnostic utility, then “Net Sales,” for purposes of determining royalty payments on the combination, shall be calculated using one of the following methods:

○	By multiplying the Net Sales of the combination by the fraction A/A+B, where A is the gross selling price, during the royalty paying period in question, of AV104 sold separately, and B is the gross selling price, during the royalty period in question, of the other active ingredients or components sold separately; or

○	In the event that no such separate sales are made of AV104 or any of the active ingredients or components in such combination package during the royalty paying period in question, Net Sales, for the purposes of determining royalty payments shall be calculated using the above formula where A is the reasonably estimated commercial value of AV104 sold separately and B is the reasonably estimated commercial value of the other active ingredients or components sold separately. Any such estimates shall be determined using criteria to be mutually agreed upon by the parties. Such estimates shall be reported to Licensee with the reports to be provided with any royalties.

Exhibit F

Finished Product Inventories

The follow AV104 materials are considered as part of Avior inventory.

POTENTIAL CLINICAL SUPPLIES FOR AV104-105 (US IND) *

PRODUCT: AV104 [*] MG FILM, PH [*]

BATCH: [*]

LOT: [*]

DOM: [*]

QUANTITY: [*] FILMS

POTENTIAL CLINICAL SUPPLIES FOR AV104-104 ([*]) *

PRODUCT: AV104 [*] MG FILM, PH [*]

BATCH: [*]

LOT: [*]

DOM: [*]

QUANTITY: [*] FILMS

PRODUCT: AV104 [*] MG FILM, PH [*]

BATCH: [*]

LOT: [*]

DOM: [*]

QUANTITY: [*] FILMS

PRODUCT: AV104 [*] MG FILM, PH [*]

BATCH: [*]

LOT: [*]

DOM: [*]

QUANTITY: [*]FILMS

CRT STABILITY LOTS:

STRENGTH	BATCH	LOT	DOM	QUANTITIES
[*] MG FILMS, PH [*]	[*]	[*]	[*]	[*]
[*] MG FILMS, PH [*]	[*]	[*]	[*]	[*]
[*] MG FILMS, PH [*]	[*]	[*]	[*]	[*]
[*] MG FILMS, PH [*]	[*]	[*]	[*]	[*]
[*] MG FILMS, PH [*]	[*]	[*]	[*]	[*]

R&D LOTS:

STRENGTH	BATCH	LOT	DOM	APPROX. QNTY
[*] MG, PH [*]	[*]	[*]	[*]	[*]
[*] MG, PH [*]	[*]	[*]	[*]	[*]
[*] MG, PH [*]	[*]	[*]	[*]	[*]
[*] MG, PH [*]	[*]	[*]	[*]	[*]
[*] MG, PH [*]	[*]	[*]	[*]	[*]

AV104-106 RETAINS:

PRODUCT: AV104 [*] MG FILM, PH [*]

BATCH: [*]

LOT: [*]

DOM: [*]

QUANTITY: [*] FILMS

*SUBJECT TO RETEST MEETING SPECIFICATIONS

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